Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 55% INCREASE IN SECOND QUARTER EPS

IRVINE, CALIFORNIA, January 21, 2009 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.5 million for the second quarter ended December 31, 2008, a 40% increase from net earnings of $1.8 million for the second quarter of fiscal 2008. For the six months ended December 31, 2008, net earnings increased 13% to $4.3 million, compared to $3.8 million for the first six months of fiscal 2008. Diluted earnings per share for the second quarter were up 55% to $0.25 per share from $0.16 per share for the second quarter of the prior year. Earnings per share comparisons benefited from the Company's August 2008 purchase of 1.3 million shares of common stock pursuant to a modified Dutch auction tender offer, which reduced the fully diluted average shares outstanding in the quarter by 5.5% to 10.5 million. Diluted earnings per share of $.41 for the first six months of fiscal 2009 were up 22% from $.34 per share for the same period of fiscal 2008.

The large percentage increase in second quarter net earnings is largely due to a 14% reduction in SG&A expenses, higher income earned on the loan and investment portfolios and increased end of term lease income that compounded to offset a substantial increase in the provision for credit losses.

Gross profit of $7.7 million for the second quarter ended December 31, 2008 was up 7.6% from the second quarter of the prior year. Total direct finance, loan and interest income for the second quarter ended December 31, 2008 increased 9.9% to $7.7 million from $7.0 million during the second quarter of the prior year. The increase was primarily due to a $1.0 million increase in income earned on the commercial loan portfolio that stood at $62.4 million at December 31, 2008 and a $537,000 increase in investment income earned. Together, this income offset a decrease in direct finance income that resulted from an 8% decline in the average net investment in leases. The average yield on leases and loans held in the Company's own portfolio decreased 97 basis points to 9.75%, while the average yield earned on cash and investments increased 101 basis points to 4.95%. During the second quarter of fiscal 2009, interest expense paid on deposits and borrowings increased by $191,900 or 13% reflecting a 49% increase in average deposit balances that was offset by a 129 basis point drop in average interest rates paid. During the second quarter, CalFirst Bank made its initial borrowings under a Federal Home Loan Bank line at substantially lower rates than paid on deposits. For the second quarter of fiscal 2009, the Company recorded an allowance for credit losses of $650,000, compared to a $90,000 addition to the allowance during the second quarter of fiscal 2008. The 2009 provision related to the substantial growth in the commercial loan portfolio as well as deterioration in the credit quality of certain customers during the second quarter. All of these factors led to a $62,000, or 1% decrease in net direct finance and interest income after provision for lease and loan losses to $5.4 million.

Total other income of $2.3 million reported for the second quarter of fiscal 2009 was up 35% from $1.7 million for the same period of the prior year. The increase reflects increased income from the sale of leases along with higher income from end of term transactions which benefited from greater income from lease extensions and higher values realized on the investment in residuals coming to end of term during the period.

For the six months ended December 31, 2008, gross profit of $14.1 million was down 1% from $14.2 million for the same period of the prior year. This decrease reflected a $407,200, or 4%, decrease in net direct finance, loan and interest income after provision for credit losses offset by a $258,200, or 7%, increase in total other income. Total direct finance, loan and interest income increased 6% to $14.3 million for the first six months of fiscal 2009. The increase was due to a $1.7 million increase in income earned on the commercial loan portfolio and a $589,500 increase in investment income, which offset a $1.5 million decline in direct finance income. The average yield on leases and loans held in the Company's own portfolio decreased by 100 basis points to 9.58%. The average yield on cash and investments decreased 23 basis points to 3.87% for the six months ended December 31, 2008, but the decline in rates were offset by the $33 million increase in average investment balances. For the six months ended December 31, 2008, interest expense on deposits and borrowings increased by $446,000 to $3.3 million, reflecting a 122 basis point decrease in interest rates paid on average deposit balances that increased by 51% from the year before to $165.0 million. For the first six months of fiscal 2009, the Company recorded a provision for credit losses of $875,000, compared to a provision of $130,000 in fiscal 2008. The increased provision for the fiscal 2009 period related to the deterioration in credit quality of certain lessees as well to heightened credit risk within the commercial loan portfolio.

Total other income for the first six months of fiscal 2009 increased by $258,000, or 7%, to $3.9 million. The increase was principally due to larger gains recognized on the sale of leases, which was offset somewhat by lower income from end of term transactions.

During the second quarter of fiscal 2009, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") of $3.6 million were down 14% from the prior year, while SG&A of $7.2 million for the first six months of fiscal 2009 was 12% below the amount reported for the first six months of fiscal 2008. During both periods, the decrease is due to lower fixed and variable office costs resulting from efforts to lower overhead, including substantial savings in the latest quarter from lower personnel costs.

Commenting on the results, Mr. Paddon indicated, "Six month results largely reflect steps taken to diversify into commercial loans and other investment opportunities. While lease transactions booked during the six months of $82.7 million were 4% above the prior year, the addition of $38 million of commercial loans during the six-month period contributed to a 41% increase in total bookings to $121 million for the first six months of fiscal 2009. As a result, the net investment in lease receivables of $209.7 million is up slightly from June 30, 2008 while the commercial loan portfolio of $62.4 million is up from $42.2 million at June 30, 2008 and from $5.7 million at December 31, 2007. For the second quarter of fiscal 2009, lease originations and new loan commitments were down over 20% when compared to the prior year, reflecting the disruption in the capital markets and deteriorating economy. As a result, at December 31, 2008 the backlog of approved lease and loan commitments of $58 million is more than 40% below the level of a year ago.

"During the second quarter of fiscal 2009, the Company continued to increase its investment in marketable securities, with the total portfolio of $64.1 million at December 31, 2008, up from $6.4 million at June 30, 2008 and $3.3 million at December 31, 2007. The new investments include certain U. S. agency mortgage-backed securities and investment grade bank issued trust preferred securities that offer a better yield than federal funds sold and other short-term investments. CalFirst Bank also pursued lower cost funding opportunities offered during the period and borrowed $35.4 million under a credit line at the Federal Home Loan Bank Board at an average cost of 0.67%. These efforts to better utilize the Company's substantial capital base, which at December 31, 2008 stood at $188.2 million, resulted in a 12% increase in total assets to $433.3 million."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2008 Annual Report on Form 10-K and the 2009 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Direct finance and loan income	$ 6,630	$ 6,478	$ 12,765	$ 12,571
Interest income on investments	1,029	492	1,578	988
Total direct finance, loan and interest income	7,659	6,970	14,343	13,559

Interest expense on deposits and borrowings	1,658	1,466	3,259	2,813
Provision for credit losses	650	90	875	130
Net direct finance, loan and interest income, after provision for credit losses	5,351	5,414	10,209	10,616
Other income
Operating and sales-type lease income	1,105	870	1,708	1,697
Gain on sale of leases and leased property	942	710	1,779	1,640
Other fee income	266	132	394	286
Total other income	2,313	1,712	3,881	3,623

Gross Profit	7,664	7,126	14,090	14,239

Selling, general and administrative expenses	3,624	4,232	7,180	8,120

Earnings before income taxes	4,040	2,894	6,910	6,119

Income taxes	1,515	1,085	2,591	2,295

Net earnings	$ 2,525	$ 1,809	$ 4,319	$ 3,824

Basic earnings per share	$ 0.25	$ 0.16	$ 0.41	$ 0.34
Diluted earnings per share	$ 0.25	$ 0.16	$ 0.41	$ 0.34

Weighted average common shares outstanding	10,159	11,098	10,509	11,118
Diluted number of common shares outstanding	10,210	11,342	10,580	11,393

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2008	June 30, 2008
ASSETS
Cash and short term investments	$ 45,988	$ 71,790
Investment securities	64,078	6,360
Net receivables	1,124	1,946
Property for transactions in process	26,054	29,046
Net investment in leases	218,657	220,163
Commercial loans	62,386	42,212
Income tax receivable	2,733	4,239
Other assets	2,980	1,564
Discounted lease rentals assigned to lenders	9,256	9,274
	$433,256	$386,594
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,533	$ 2,422
Income taxes payable, including deferred taxes	7,519	6,993
Deposits	181,953	156,239
Borrowings	35,444	-
Other liabilities	8,376	9,211
Non-recourse debt	9,256	9,274
Total liabilities	245,081	184,139
Stockholders' Equity	188,175	202,455
	$433,256	$386,594